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                                                                      Exhibit 99
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[company logo]                                                      News Release

Contacts: Media-Alan H. McCoy, Vice President, Public Affairs (513)425-2826
          Investors-James L. Wainscott, Senior Vice President&CFO (513)425-5392
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                     AK STEEL REPORTS THIRD QUARTER RESULTS

      MIDDLETOWN, OH, October 18, 2002 -- AK Steel (NYSE: AKS) reported a net loss of $3.3 million, or $0.03 per diluted share of common stock, for the third quarter of 2002. The third quarter results included an extraordinary charge of $19.9 million, or $0.18 per share of common stock, related to redemption of the company's 9 1/8% Senior Notes Due 2006.

       Excluding the extraordinary charge, the company earned $16.6 million, or $0.15 per diluted share of common stock. Operating profit was $56.8 million, or $40 per ton shipped. Sales were $1,117.6 million on shipments of 1,435,000 tons, of which approximately 90% represented value-added shipments. The company's average selling price was $721 per ton, or nearly 2% over the previous quarter.

       "Special recognition in the quarter goes to the employees of our Ashland Works, who broke their own world record for sequential casts with 1,851 consecutive heats with a perfect safety record," said Richard M. Wardrop, Jr., chairman, president and chief executive officer of AK Steel. "While the true significance of that performance may be difficult for those outside the steel industry to fully appreciate, it is more clear and convincing evidence that AK Steel defines `world class.'"

       AK Steel also said its overall safety performance, already leading the industry, continues to improve. For example, the company's total recordable injury rate (the rate indicated by the Occupational Safety and Health Administration, or OSHA) through the second quarter of 2002 was 0.66, compared to 1.19 for all of 2001. By comparison, the average rate by major steel companies during the same periods was 6.28 and 6.58 respectively. The total recordable rate is the number of all OSHA-recordable injury categories per 100 employees over a year's time.

      During the quarter AK Steel also completed the acquisition of a 60% interest in an automotive-grade electrogalvanizing line in Cleveland now named AK-ISG Steel Coating Company. The remaining 40% of the line is owned by International Steel Group, Inc. The acquisition furthers AK Steel's strategy of increasing its capacity to market additional value-added carbon steel products.

      AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel is headquartered in Middletown, Ohio and has plants in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

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